Exhibit 99.1

Contact:

Investors: Cornell Stamoran (732) 537 6408 cornell.stamoran@catalent.com	Media: Patricia McGee (732) 537-6407 patricia.mcgee@catalent.com

FOR IMMEDIATE RELEASE

CATALENT PHARMA SOLUTIONS ANNOUNCES

APPOINTMENT OF INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Somerset, NJ – August 1, 2008 — Catalent Pharma Solutions, Inc. announced today the appointment of George L. Fotiades as interim President and Chief Executive Officer of Catalent, effective immediately. John W. Lowry, the incumbent in this role, is leaving Catalent to pursue other opportunities, and the search for a replacement is now under way.

Mr. Fotiades has served as Chairman of the Board since Catalent’s creation in 2007, and will continue to serve in that capacity. Mr. Fotiades brings strong experience to this role, having led the business from 2000 through 2004. Mr. Lowry will be assisting Mr. Fotiades during the leadership transition.

Mr Fotiades said, “I would like to recognize John Lowry’s important contributions to Catalent over the last seven years, and particularly the leadership continuity and focus he brought during our transition to a standalone company. I am also pleased to assume an even more active role during this transition to help drive Catalent’s future success.”

About Catalent

Headquartered in Somerset, New Jersey, Catalent Pharma Solutions is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries.

Catalent applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs nearly 10,000 at more than 30 facilities worldwide and generates more than $1.7 billion of annual revenue. For more information, visit www.catalent.com.